Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Knight Transportation, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-72377, 333-105718 and 333-126601 on Form S-8 of Knight Transportation, Inc. of our report dated January 21, 2004 with respect to the consolidated statements of income, comprehensive income, shareholders' equity, and cash flows of Knight Transportation, Inc. and subsidiaries for the year ended December 31, 2003, and the related financial statement Schedule II for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Knight Transportation, Inc.

/s/ KPMG LLP

Phoenix, Arizona
March 6, 2006

Back to Form 10-K